Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2021 Results

Delivered Strategic Progress Through the Completion of Ready-to-eat Cereal Sale

Completed $25 Million in Share Repurchase in Q2

Service Levels Remain Strong at 98%;

TreeHouse Share Outperformed Private Label in the Majority of its Categories

HIGHLIGHTS
•Revenue of $1.00 billion compared to COVID-impacted $1.04 billion for the same period in 2020.
•Loss per diluted share from continuing operations was $(0.09) compared to $(0.05) for the same period in 2020.
•Adjusted earnings per diluted share from continuing operations was $0.26 compared to $0.58 for the same period in 2020.
•TreeHouse revised its full year 2021 guidance ranges and now expects $2.00 - $2.50 for adjusted earnings per diluted share from continuing operations and $4.20 to $4.45 billion of reported net sales.

Oak Brook, IL, August 5, 2021 — TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter GAAP loss per diluted share from continuing operations of $(0.09) compared to $(0.05) for the second quarter of 2020. Adjusted earnings per diluted share from continuing operations1 was $0.26 in the second quarter of 2021 compared to $0.58 in the second quarter of 2020.

Steve Oakland, Chief Executive Officer and President commented, "In the second quarter, we continued to navigate an unprecedented operating environment. We lapped last year’s heightened COVID-related demand and took actions to offset the impact of inflation through pricing increases and to address supply chain disruptions. While macroeconomic factors have temporarily driven lower-than-expected consumer demand for private brands, we outperformed private label in the majority of our categories, as our service levels remain strong and we continue to engage our retail partners. We have even greater resolve today to execute on our strategy, and we continue to believe the macro impact of government stimulus and other factors will be transitory. As the environment normalizes and inflation translates into higher prices, we believe the demand for private brands will return to its pattern of historical growth."

"In addition to addressing the industry headwinds, we made solid strategic progress in the quarter, completing the sale of the Ready-to-eat Cereal business in June and returning $25 million in capital to shareholders in the form of share repurchase," Mr. Oakland continued. "We remain diligently focused on our long-term strategic objectives to build a company that is well positioned to deliver long-term sustainable growth and create value for our customers and shareholders."

"Second quarter adjusted earnings per diluted share was $0.26, as lower selling, general and administrative expenses lessened the impact of lower than anticipated sales," said Bill Kelley, EVP and Chief Financial Officer. "The decline in our gross profit margin in the quarter was driven by the timing lag between inflation and pricing initiatives. Pricing necessary to recover our initial expectations for commodity inflation this year has tracked according to our plans, and we anticipate the impact will increasingly be reflected in our results as we move through the second half of the year."

OUTLOOK2
TreeHouse revised its full year 2021 guidance ranges for adjusted earnings per diluted share from continuing operations of $2.00 to $2.50, reported net sales between $4.20 to $4.45 billion, and free cash flow1 of $250 - $300 million. The reduction was primarily driven by the second quarter revenue shortfall, continued uncertainty within the macroeconomic environment and its impact on consumer purchasing behavior, further escalation in commodity, freight, and packaging costs and the timing lag related to the impact of pricing actions taken to recover higher input costs.

"Ongoing retailer support for private label and the strategic investments we are making in our business give me confidence that we have meaningful growth and shareholder value creation opportunities ahead. While I am disappointed to reduce our full year 2021 guidance, we remain focused on accelerating our strategic journey to build depth and competitive advantage in our growth categories," said Mr. Oakland.

"We believe we are well positioned to capitalize on the opportunities across the private label landscape, while maintaining a balanced capital allocation approach of investing in our business, maintaining a strong balance sheet and returning capital to shareholders," he continued. "The strength of our balance sheet enables us to consider sizable, programmatic, or bolt-on accretive acquisitions that are near-in or closely adjacent to our growth engine categories, as we actively manage our portfolio to drive enhanced growth and value."

TreeHouse is providing the following guidance ranges on a continuing operations basis for the third quarter:
•Adjusted earnings per diluted share from continuing operations of $0.45 - $0.60
•Reported net sales between $1.05 and $1.16 billion
•Interest expense between $18 and $20 million
•Adjusted effective tax rate between 21% and 23%

_____________________________________________________

1	Adjusted earnings per diluted share from continuing operations, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted net income, free cash flow and organic net sales are Non-GAAP financial measures. See “Comparison of Adjusted Information to GAAP Information” for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of the GAAP to Non-GAAP measures.

2	The Company is not able to reconcile prospective adjusted earnings per diluted share from continuing operations, adjusted effective tax rate or free cash flow (Non-GAAP) to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, the impact of the COVID-19 pandemic, or other non-recurring events or transactions that may significantly affect reported GAAP results.

SECOND QUARTER 2021 FINANCIAL RESULTS

Net sales for the second quarter of 2021 totaled $1,003.2 million compared to $1,041.9 million for the same period last year, a decrease of 3.7%. The change in net sales from 2020 to 2021 was due to the following:

	Three Months	Six Months
	(unaudited)	(unaudited)

Volume/mix excluding acquisitions and divestitures	(7.4)%	(6.1)%
Pricing	0.1	(0.1)
Total change in organic net sales[1]	(7.3)%	(6.2)%
Volume/mix related to divestitures	(0.3)	(1.0)
Acquisition	3.2	3.6
Foreign currency	0.7	0.5
Total change in net sales	(3.7)%	(3.1)%

Organic net sales decreased 7.3% in the second quarter of 2021 compared to 2020 driven by:

•Volume/mix excluding acquisitions and divestitures was unfavorable 7.4% year-over-year primarily reflecting the lap of significant COVID-19 related retail grocery volume in the second quarter of 2020 and reduced private label retail grocery demand in the second quarter of 2021 as a result of the macro environment, including government stimulus and higher disposable income, which has impacted consumer purchasing behavior in favor of branded retail grocery. These reductions in volume/mix were partially offset by increased demand for food-away-from-home, distribution gains, and new product sales.
•Pricing was slightly favorable driven by pricing actions to cover commodity and freight cost inflation.

Additionally, volume/mix related to the divestiture of the two In-Store Bakery facilities was unfavorable 0.3%. This was more than offset by the favorable impact of the inclusion of the business from the pasta acquisition of 3.2% and favorable foreign exchange of 0.7% resulting in a year-over-year decrease in reported net sales of 3.7%.

Gross profit as a percentage of net sales was 16.6% in the second quarter of 2021, compared to 18.4% in the second quarter of 2020, a decrease of 1.8 percentage points. The decrease is primarily due to the unfavorable fixed cost absorption impact of lower volume from reduced COVID-19 related retail grocery demand, commodity inflation, unfavorable channel mix, and warehouse overflow storage costs. This was partially offset by favorable volume/mix from the inclusion of the business from the pasta acquisition and lower costs necessary to respond to the COVID-19 pandemic, such as increased production shifts, supplemental pay, protective equipment for employees, and additional sanitation measures.

Total operating expenses as a percentage of net sales were 16.2% in the second quarter of 2021 compared to 15.9% in the second quarter of 2020, an increase of 0.3 percentage points. The increase is primarily attributable to the execution of strategic growth initiatives and integration costs associated with the recent pasta acquisition. This was offset by lower employee incentive compensation expense during the second quarter of 2021 and non-recurring litigation expense during the second quarter of 2020.
Total other expense decreased by $3.4 million to $10.7 million in the second quarter of 2021 compared to $14.1 million in the second quarter of 2020. The decrease was primarily attributed to lower interest expense as a result of debt refinancing completed in the first quarter of 2021 and third quarter of 2020. This was partially offset by lower favorable currency exchange rate impacts between the U.S. and Canadian dollar currency during the second quarter of 2021 when compared to the second quarter of 2020.
Income taxes were recognized at an effective rate of 21.2% in the second quarter of 2021 compared to 123.2% recognized in the second quarter of 2020. The change in the Company's effective tax rate is primarily the result of a benefit recognized in 2020 due to the enactment of the CARES Act, a tax benefit recognized in 2020 due to a cross-border intercompany financing structure, and a change in the amount of non-deductible executive compensation.

Net loss from continuing operations for the second quarter of 2021 was $5.2 million, compared to $2.6 million for the same period of the previous year. Adjusted EBITDA1 from continuing operations was $96.7 million in the second quarter of 2021, a 23.0% decrease compared to the second quarter of 2020. The decrease in adjusted EBITDA was primarily due to the unfavorable fixed cost absorption impact of lower volume from reduced COVID-19 related retail grocery demand, commodity inflation, unfavorable channel mix, and warehouse overflow storage costs. This was partially offset by favorable volume/mix from the inclusion of the business from the pasta acquisition and lower employee incentive compensation expense.

Net income from discontinued operations increased $12.5 million in the second quarter of 2021 compared to the second quarter of 2020. The increase is primarily due to the completion of the sale of the Ready-to-eat Cereal business resulting in the recognition of a pre-tax gain of $18.4 million. This was partially offset by the related tax expense from the gain on sale and lower Ready-to-eat Cereal volume due to a partial period from its sale on June 1, 2021.

Cash used in operating activities of continuing operations was $44.0 million in the first six months of 2021 compared to cash provided by operating activities of $123.3 million in the first six months of 2020, a decrease in cash provided of $167.3 million. The decrease was primarily attributable to lower cash earnings, slower inventory turnover as a result of the lap of significant COVID-19 related retail grocery volume in the first six months of 2020, increased inventory levels to improve service, and lower accounts payable.

The Company's three and six months 2021 and 2020 results included certain items noted below that, in management's judgment, affect the comparability of earnings period-over-period.

RECONCILIATION OF DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Diluted loss per share from continuing operations (GAAP)	$(0.09)	$(0.05)	$(0.09)	$(0.63)
Growth, reinvestment, restructuring programs & other	0.39	0.22	0.74	0.58
Loss on extinguishment of debt	—	—	0.26	—
COVID-19	0.08	0.25	0.24	0.16
Acquisition, integration, divestiture, and related costs	0.12	0.02	0.21	0.02
Shareholder activism	0.01	—	0.05	—
Tax indemnification	0.01	0.02	0.01	0.03
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.02)	(0.11)	(0.05)	0.15
Mark-to-market adjustments	(0.11)	(0.07)	(0.49)	1.06
Litigation matters	—	0.16	—	0.16
Taxes on adjusting items	(0.13)	0.14	(0.25)	(0.58)
Adjusted diluted EPS from continuing operations (Non-GAAP)	$0.26	$0.58	$0.63	$0.95

SECOND QUARTER 2021 SEGMENT RESULTS

	Three Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	2021	2020	2021	2020
	(unaudited, dollars in millions)
Net sales	$647.6	$667.7	$355.6	$374.2
Direct operating income	65.2	102.3	36.9	52.5
Direct operating income percent	10.1%	15.3%	10.4%	14.0%

The change in net sales by segment from the second quarter of 2020 to the second quarter of 2021 was due to the following:

	Three Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2020 Net sales	$667.7		$374.2
Volume/mix excluding acquisitions and divestitures	(56.7)	(8.5)%	(20.5)	(5.5)%
Pricing	(0.7)	(0.1)	2.0	0.5
Volume/mix related to divestitures	—	—	(2.9)	(0.7)
Acquisition	32.7	4.9	—	—
Foreign currency	4.6	0.7	2.8	0.7
2021 Net sales	$647.6	(3.0)%	$355.6	(5.0)%

Volume/mix related to divestitures		—		0.7
Acquisition		(4.9)		—
Foreign currency		(0.7)		(0.7)
Percent change in organic net sales		(8.6)%		(5.0)%

Meal Preparation

Net sales in the Meal Preparation segment decreased $20.1 million, or 3.0%, in the second quarter of 2021 compared to the second quarter of 2020. The decrease in net sales primarily reflects the lap of significant COVID-19 related retail grocery volume in the second quarter of 2020 and reduced private label retail grocery demand in the second quarter of 2021 as a result of the macro environment, including government stimulus and higher disposable income, which has impacted consumer purchasing behavior in favor of branded retail grocery. This was partially offset by the favorable impact of the inclusion of the business from the pasta acquisition, increased demand for food-away-from-home, and distribution gains. Organic net sales in the Meal Preparation segment decreased by 8.6% year-over-year.

Direct operating income as a percentage of net sales decreased 5.2 percentage points in the second quarter of 2021 compared to the second quarter of 2020. This decrease was due to commodity and freight cost inflation, unfavorable channel mix, and the unfavorable fixed cost absorption impact of lower volume from reduced COVID-19 related retail grocery demand. This was partially offset by favorable volume/mix from the inclusion of the business from the pasta acquisition.

Snacking & Beverages

Net sales in the Snacking & Beverages segment decreased $18.6 million, or 5.0%, in the second quarter of 2021 compared to the second quarter of 2020. The decrease in net sales primarily reflects the lap of significant COVID-19 related retail grocery volume in the second quarter of 2020. This was partially offset by distribution gains which outpaced distribution losses, new product sales, and favorable pricing actions to cover commodity and freight cost inflation. Organic net sales in the Snacking & Beverages segment decreased by 5.0% year-over-year.

Direct operating income as a percentage of net sales decreased 3.6 percentage points in the second quarter of 2021 compared to the second quarter of 2020. The decrease was due to the unfavorable fixed cost absorption impact of lower volume from reduced COVID-19 related retail grocery demand, commodity and freight cost inflation, warehouse overflow storage costs, and increased labor costs due to a tighter labor market.

YEAR TO DATE 2021 SEGMENT RESULTS

	Six Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	2021	2020	2021	2020
	(unaudited, dollars in millions)
Net sales	$1,326.1	$1,341.3	$734.4	$785.5
Direct operating income	145.7	188.6	78.6	100.6
Direct operating income percent	11.0%	14.1%	10.7%	12.8%

The change in net sales from the first six months of 2020 to the first six months of 2021 was due to the following:

	Six Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2020 Net sales	$1,341.3		$785.5
Volume/mix excluding acquisitions and divestitures	(93.8)	(7.0)%	(34.2)	(4.4)%
Pricing	(1.9)	(0.1)	0.1	—
Volume/mix related to divestitures	—	—	(21.4)	(2.7)
Acquisition	73.6	5.5	—	—
Foreign currency	6.9	0.5	4.4	0.6
2021 Net sales	$1,326.1	(1.1)%	$734.4	(6.5)%

Volume/mix related to divestitures		—		2.7
Acquisition		(5.5)		—
Foreign currency		(0.5)		(0.6)
Percent change in organic net sales		(7.1)%		(4.4)%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company's second quarter earnings will be held at 8:00 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company's website at www.treehousefoods.com/investors/investor-overview/default.aspx

ACQUISITION

On December 11, 2020, the Company completed the acquisition of the majority of the U.S. branded pasta portfolio as well as a manufacturing facility in St. Louis, Missouri of Riviana Foods, Inc., a subsidiary of Ebro Foods, S.A. The pasta acquisition was accounted for under the acquisition method of accounting and the results of operations were included in our Condensed Consolidated Financial Statements from the date of acquisition in the Meal Preparation segment.

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that its Ready-to-eat Cereal business met the discontinued operations criteria and, as such, the business has been excluded from continuing operations and segment results for all periods presented. On June 1, 2021, the Company completed the sale of its Ready-to-eat Cereal business.

DIVESTITURE

On January 10, 2020, the Company entered into a definitive agreement to sell two of its In-Store Bakery facilities located in Fridley, Minnesota and Lodi, California. These two facilities were included within the Snacking & Beverages reporting segment. On April 17, 2020, the Company completed the sale of these facilities.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company's Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as net sales excluding the impacts of the net sales associated with the pasta acquisition from Riviana Foods, foreign currency, and the net sales associated with the divestiture of the In-Store Bakery facilities, which closed on April 17, 2020. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Effective Tax Rate, Adjusting for Certain Items Affecting Comparability

Adjusted effective tax rate represents the GAAP effective tax rate adjusted to exclude the effect of items excluded from adjusted net income, such as growth, reinvestment, and restructuring programs and mark-to-market impacts. This information is provided in order to allow investors to make meaningful, consistent comparisons of the Company's effective tax rate and to view the Company's effective tax rate from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations ("adjusted diluted EPS") reflects adjustments to GAAP loss per diluted share from continuing operations to identify items that, in management's judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company's earnings performance between periods and to view the Company's business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, growth, reinvestment, and restructuring programs, the impact of the COVID-19 pandemic, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company's performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted loss per share from continuing operations as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations and Adjusted EBITDA Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net loss from continuing operations as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management's judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company's earnings performance between periods and to view the Company's business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company's performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted EBIT from continuing operations before depreciation and amortization expense and non-cash stock-based compensation expense. Effective January 1, 2021, non-cash stock-based compensation expense was added as an adjustment to our calculation of Adjusted EBITDA in order to better reflect our core operating performance. Prior period amounts have been recast to conform to this presentation. Adjusted EBIT from continuing operations and adjusted EBITDA from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations and adjusted EBITDA margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management's judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net loss from continuing operations for the three and six month periods ended June 30, 2021 and 2020 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company's cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations, which represents net cash (used in) provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash (used in) provided by operating activities from continuing operations for the six months ended June 30, 2021 and 2020 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have approximately 40 production facilities across North America and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages, and meal preparation products, available in shelf stable, refrigerated, frozen, and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic, and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "anticipate," "believe," "estimate," "project," "expect," "intend," "plan," "should," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers and employees; the success of our growth, reinvestment, and restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations, including from the ongoing COVID-19 outbreak; our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; costs associated with shareholder activism, labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management's Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2020, and from time to time in our filings with the Securities and Exchange Commission ("SEC"). You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$17.4	$364.6
Receivables, net	259.7	308.8
Inventories	713.7	598.6
Prepaid expenses and other current assets	93.1	86.1
Assets of discontinued operations	—	70.7
Total current assets	1,083.9	1,428.8
Property, plant, and equipment, net	1,041.8	1,070.0
Operating lease right-of-use assets	151.0	160.7
Goodwill	2,184.6	2,178.7
Intangible assets, net	586.4	615.0
Other assets, net	33.7	32.5
Total assets	$5,081.4	$5,485.7
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$591.7	$627.7
Accrued expenses	292.4	340.6
Current portion of long-term debt	16.0	15.7
Liabilities of discontinued operations	—	6.7
Total current liabilities	900.1	990.7
Long-term debt	1,916.9	2,199.0
Operating lease liabilities	131.0	144.5
Deferred income taxes	154.3	158.3
Other long-term liabilities	120.6	128.2
Total liabilities	3,222.9	3,620.7
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 55.7 and 55.9 shares outstanding, respectively	0.6	0.6
Treasury stock	(133.3)	(108.3)
Additional paid-in capital	2,181.5	2,179.9
Accumulated deficit	(133.3)	(143.2)
Accumulated other comprehensive loss	(57.0)	(64.0)
Total stockholders' equity	1,858.5	1,865.0
Total liabilities and stockholders' equity	$5,081.4	$5,485.7

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$1,003.2	$1,041.9	$2,060.5	$2,126.8
Cost of sales	837.1	850.7	1,713.3	1,740.7
Gross profit	166.1	191.2	347.2	386.1
Operating expenses:
Selling and distribution	62.9	63.0	131.6	128.1
General and administrative	56.3	73.7	119.6	137.3
Amortization expense	18.0	17.4	36.4	34.9
Other operating expense, net	24.8	11.8	44.5	30.3
Total operating expenses	162.0	165.9	332.1	330.6
Operating income	4.1	25.3	15.1	55.5
Other expense:
Interest expense	18.5	26.2	43.6	51.0
Loss on extinguishment of debt	—	—	14.4	—
(Gain) loss on foreign currency exchange	(1.3)	(6.5)	(2.6)	7.9
Other (income) expense, net	(6.5)	(5.6)	(33.9)	58.4
Total other expense	10.7	14.1	21.5	117.3
(Loss) income before income taxes	(6.6)	11.2	(6.4)	(61.8)
Income tax (benefit) expense	(1.4)	13.8	(1.6)	(26.4)
Net loss from continuing operations	(5.2)	(2.6)	(4.8)	(35.4)
Net income from discontinued operations	13.6	1.1	14.7	2.7
Net income (loss)	$8.4	$(1.5)	$9.9	$(32.7)

Earnings (loss) per common share - basic:
Continuing operations	$(0.09)	$(0.05)	$(0.09)	$(0.63)
Discontinued operations	0.24	0.02	0.26	0.05
Earnings (loss) per share basic (1)	$0.15	$(0.03)	$0.18	$(0.58)

Earnings (loss) per common share - diluted:
Continuing operations	$(0.09)	$(0.05)	$(0.09)	$(0.63)
Discontinued operations	0.24	0.02	0.26	0.05
Earnings (loss) per share diluted (1)	$0.15	$(0.03)	$0.18	$(0.58)

Weighted average common shares:
Basic	56.0	56.5	55.8	56.4
Diluted	56.0	56.5	55.8	56.4

Supplemental Information:
Depreciation and amortization	$53.8	$49.6	$107.3	$99.4

(1) The sum of the individual per share amounts may not add due to rounding.

The following table reconciles the Company's net loss from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations for the three and six months ended June 30, 2021 and 2020:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended June 30,		Six Months Ended June 30,
		2021	2020	2021	2020
Net loss from continuing operations (GAAP)		$(5.2)	$(2.6)	$(4.8)	$(35.4)
Growth, reinvestment, restructuring programs & other	(1)	22.2	12.5	41.7	33.0
Loss on extinguishment of debt	(2)	—	—	14.4	—
COVID-19	(3)	4.5	14.4	13.3	9.3
Acquisition, integration, divestiture, and related costs	(4)	6.5	1.2	11.8	1.1
Shareholder activism	(5)	1.0	—	3.1	—
Tax indemnification	(6)	0.2	0.9	0.2	1.7
Foreign currency (gain) loss on re-measurement of intercompany notes	(7)	(1.3)	(6.5)	(2.8)	8.4
Mark-to-market adjustments	(8)	(6.2)	(4.3)	(27.8)	59.8
Litigation matters	(9)	—	9.0	—	9.0
Less: Taxes on adjusting items		(6.9)	8.4	(13.8)	(33.2)
Adjusted net income from continuing operations (Non-GAAP)		14.8	33.0	35.3	53.7
Interest expense		18.5	26.2	43.6	51.0
Interest income		—	—	(4.1)	(4.0)
Income taxes (excluding COVID-19 tax benefit)		(1.4)	18.8	(1.6)	(15.4)
Add: Taxes on adjusting items		6.9	(8.4)	13.8	33.2
Adjusted EBIT from continuing operations (Non-GAAP)		38.8	69.6	87.0	118.5
Depreciation and amortization		53.8	49.6	107.3	99.4
Stock-based compensation expense	(10)	4.1	6.4	8.6	14.3
Adjusted EBITDA from continuing operations (Non-GAAP)		$96.7	$125.6	$202.9	$232.2

Adjusted net income margin from continuing operations		1.5%	3.2%	1.7%	2.5%
Adjusted EBIT margin from continuing operations		3.9%	6.7%	4.2%	5.6%
Adjusted EBITDA margin from continuing operations		9.6%	12.1%	9.8%	10.9%

		Location in Condensed	Three Months Ended June 30,		Six Months Ended June 30,
		Consolidated Statements of Operations	2021	2020	2021	2020
			(unaudited, in millions)
(1)	Growth, reinvestment, restructuring programs & other	Other operating expense, net	$22.2	$11.5	$41.8	$30.0
		General and administrative	—	0.3	—	1.0
		Cost of sales	—	0.4	(0.1)	1.0
		Selling and distribution	—	0.3	—	1.0
(2)	Loss on extinguishment of debt	Loss on extinguishment of debt	—	—	14.4	—
(3)	COVID-19	Cost of sales	4.5	17.8	13.3	18.7
		General and administrative	—	1.6	—	1.6
		Income tax (benefit) expense	—	(5.0)	—	(11.0)
(4)	Acquisition, integration, divestiture, and related costs	General and administrative	3.8	0.9	7.7	0.8
		Cost of sales	0.1	—	1.4	—
		Other operating expense, net	2.6	0.3	2.7	0.3
(5)	Shareholder activism	General and administrative	1.0	—	3.1	—
(6)	Tax indemnification	Other (income) expense, net	0.2	0.9	0.2	1.7
(7)	Foreign currency (gain) loss on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	(1.3)	(6.5)	(2.8)	8.4
(8)	Mark-to-market adjustments	Other (income) expense, net	(6.2)	(4.3)	(27.8)	59.8
(9)	Litigation matters	General and administrative	—	9.0	—	9.0
(10)	Stock-based compensation expense included as an adjusting item	Other operating expense, net	0.4	0.6	0.8	0.6

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Six Months Ended June 30,
	2021	2020
Net Cash Flows Provided By (Used In):
Operating activities of continuing operations	$(44.0)	$123.3
Investing activities of continuing operations	(48.3)	(24.6)
Financing activities of continuing operations	(333.0)	(9.1)
Cash flows from discontinued operations	78.5	0.1

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Six Months Ended June 30,
	2021	2020

Cash flow (used in) provided by operating activities from continuing operations	$(44.0)	$123.3
Less: Capital expenditures	(61.7)	(56.6)
Free cash flow from continuing operations	$(105.7)	$66.7